Exhibit 10(d)39

RIVER BEND STATION

OPERATING AGREEMENT

                  This Operating Agreement is made and entered into as of January 1, 2008, between Entergy Operations, Inc. (Company) and Entergy Gulf States Louisiana, L.L.C. (EGS-LA).

                  WHEREAS, both of the parties hereto are wholly owned subsidiaries of Entergy Corporation; and

                  WHEREAS, Company operates, as agent for the owner and pursuant to operating licenses issued by the Nuclear Regulatory Commission, the Waterford Steam Electric Station, Unit No. 3, located near Taft, Louisiana, the Grand Gulf Nuclear Station, located near Port Gibson, Mississippi, and Arkansas Nuclear One, Units 1 and 2, located near Russellville, Arkansas; and

                  WHEREAS, EGS-LA is an electric utility that generates, transmits and distributes electricity in the State of Louisiana and operates a nuclear power plant located in West Feliciana Parish, Louisiana, known as the River Bend Station (River Bend); and

                  WHEREAS, EGS-LA is the holder of Facility Operating License, No. NPF-47, NRC Docket No. 50-458, for River Bend, issued by the NRC; and

                  WHEREAS, EGS-LA desires to delegate to the Company certain operating responsibility for - but not ownership of - River Bend; and

                  WHEREAS, EGS-LA desires that such operating responsibility be consistent with EGS-LA's obligations and responsibilities under all pertinent state and federal law; and

                  WHEREAS, EGS-LA desires to contract with Company so as to enable Company to possess, use and operate River Bend as EGS-LA's agent, and Company desires to undertake such responsibility, all subject to and in accordance with the terms and conditions set forth herein;

                  NOW THEREFORE, IN CONSIDERATION of the mutual obligations set forth herein, the parties hereto agree to the following:

ARTICLE I.

DEFINITIONS

                  As used herein:

                  1.1 "Application" means the Application of Gulf States Utilities Company and Cajun Electric Power Cooperative, Inc. (consented to by Company) before the Nuclear Regulatory Commission to amend the Operating License so as to authorize and reflect in the license the change from Gulf States Utilities Company to Company as the licensee authorized to possess, use and operate River Bend, as previously or hereafter supplemented or amended.

                  1.2 "Capital Improvements" means improvements, additions, modifications or replacements of property at River Bend that are properly capitalized and recorded on the books as assets under the FERC Uniform System of Accounts, and that are in accordance with applicable rules and regulations of any regulatory authority having jurisdiction in the matter.

                  1.3 "Costs of Capital Improvements" means all costs of Capital Improvements as defined in Section 1.2 herein.

                  1.4 "Costs of Operation" or "Cost of Operation" means all costs of Operation, decontamination and decommissioning and any related taxes incurred or accrued under or with respect to this Operating Agreement and attributable or allocable to River Bend and properly recordable in expense accounts under the FERC Uniform System of Accounts. These costs shall include, without limitation, any costs incurred in connection with the Operation of River Bend, but excluding costs of Nuclear Fuel that is owned by EGS-LA or leased directly by EGS-LA from one or more third parties. All of such Costs of Operation shall be calculated, and allocation of such costs shall be made, as the parties shall from time to time agree, and shall be made in accordance with any applicable rules and regulations of the FERC under the Federal Power Act and other regulatory authorities having jurisdiction in the matter.

                  1.5 "Effective Date" means the effective date of this Operating Agreement as determined pursuant to Section 8.1.

                  1.6 "FERC" means the Federal Energy Regulatory Commission or its successor.

                  1.7 "Force Majeure" means any cause beyond the affected party's reasonable control.

                  1.8 "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry at the time of the reference, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition. Good Utility Practice shall apply not only to functional parts of River Bend, but also to appropriate structures, landscaping, signs, lighting and other facilities. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of prudent and acceptable practices, methods or acts.

                  1.9 "Gross Negligence and/or Willful Misconduct" means any act or omission by or authorized by a party's officers, persons reporting directly to such officers or its Board of Directors that is performed, authorized or omitted consciously with prior actual knowledge or with reckless disregard of facts indicating that such conduct or omission is likely to result in actionable damages or injury to persons or property or to result in a violation of laws or regulations.

                  1.10 "Merger Agreement" means the Agreement and Plan of Reorganization, dated June 5, 1992, between Gulf States Utilities Company and Entergy Corporation.

                  1.11 "NRC" or "Nuclear Regulatory Commission" means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and amendments thereto.

                  1.12 "Nuclear Fuel" means any source, special nuclear or by-product material as defined in the Atomic Energy Act of 1954 and any amendments thereto, including any ores, mined or unmined, uranium concentrates, natural or enriched uranium hexafluoride, or any other material in process containing uranium, and any fuel assemblies or parts thereof, any of which are required for the generation of electricity at River Bend.

                  1.13 "Operate" and its derivatives means to possess, use, manage, control, maintain, repair, operate and decommission.

                  1.14 "Operating License" means the Facility Operating License No. NPF-47 for River Bend and amendments thereto as issued from time to time by the NRC.

ARTICLE II.

COMPANY'S AUTHORITY AND RESPONSIBILITY

WITH RESPECT TO OPERATION OF RIVER BEND

                  2.1 Authority for Operation. Company and EGS-LA agree that Company shall act as the agent of EGS-LA to take all actions necessary to make Capital Improvements to and to operate River Bend, each in accordance with Good Utility Practice and in the best interest of EGS-LA. EGS-LA hereby grants Company the authority to take any and all action, in EGS-LA's name and on EGS-LA behalf, necessary to obtain and/or maintain all licenses and permits issued by the NRC or other regulatory bodies relating to River Bend and necessary to comply with all applicable regulations of the NRC and other governmental bodies having jurisdiction over any aspect of the Cost of Operation, Cost of Capital Improvements, making of Capital Improvements and/or Operation of River Bend. Without limiting the foregoing delegation, Company shall act as the agent for EGS-LA in all matters related to NRC licensing of River Bend. Furthermore, Company shall provide EGS-LA with data and assistance as may be requested by EGS-LA to enable EGS-LA to satisfactorily discharge, as owner of River Bend its responsibilities with regard to River Bend, including its responsibilities to its securities holders, to regulatory authorities and others. Company shall Operate, and make Capital Improvements at, River Bend in accordance with the Operating License and applicable laws and regulatory requirements and shall have sole authority, as the Operator of River Bend, to make all decisions relating to public health and safety. Subject to the provisions of Sections 2.2 and 2.3 herein, in order to enable Company fully and effectively to perform its duties hereunder, Company shall have, and EGS-LA does hereby grant to Company, as agent for EGS-LA, the power and authority to exercise in accordance with applicable laws, the rights of EGS-LA under, and to execute, modify, amend or terminate, any contracts, including, without limitation, leases, easements, agreements, purchase orders, licenses, permits and privileges relating to the Operation of, and making of Capital Improvements to, River Bend, as agent for EGS-LA. Company may perform its duties hereunder through its employees, affiliated persons or nor persons. Except as provided in Section 11.5 hereof, the duties of EGS-LA and Company hereunder shall be subject in all events to receipt of any further necessary consents or regulatory approvals. Subject to Company's obligations and responsibilities under this Operating Agreement, the Operating License and applicable laws and regulatory requirements, Company agrees that it shall comply with directions from EGS-LA relating to the Operation and making of Capital Improvements (including the costs thereof) at River Bend.

                  2.2 Limitation on Company's Authority.

Notwithstanding Section 2.1 above, Company shall have no authority under this Operating Agreement without the written approval of EGS-LA, which approval shall not be unreasonably withheld, (a) to obligate EGS-LA, to pay Costs of Capital Improvements and Costs of Operation that are either materially different from or in excess of the expenditures to be agreed upon pursuant to Section 5.1 herein, (b) to obligate EGS-LA to pay Costs of Capital Improvements that have not been approved pursuant to any EGS-LA policy with respect to its Board of Directors' approval of capital expenditures, (C) to modify, amend or terminate any contracts executed by EGS-LA that are existing and were in effect prior to the Effective Date and that are presently or in the future will be categorized as material by EGS-LA, and/or (d) to sell, encumber or otherwise dispose of any real property or any equipment or personal property comprising River Bend. In addition, EGS-LA shall have exclusive authority to define the economic life and to determine when the economic life of River Bend has ended and, in its sole discretion, may direct Company, in writing, to retire and decommission River Bend or to Operate River Bend at reduced capacity and/or to place River Bend in a safe shutdown condition; provided, however, Company shall take any such action in a manner which it determines, in its sole judgment, is consistent with public health and safety, the Operating License and applicable laws and regulations. In addition, Company is authorized to Operate River Bend at a reduced capacity or otherwise to place River Bend in a safe shutdown condition at any time Company determines such action is necessary to comply with the Operating License and applicable laws and regulations. All costs incurred by Company in taking such action relating to decommissioning or shutdown of River Bend shall be considered Costs of Operation or Costs of Capital Improvements, as the case may be. With respect to acquisitions by Company, as agent for EGS-LA, of Capital Improvements and other equipment or property, including, but not limited to, materials, supplies and spare parts inventories, for River Bend, EGS-LA's Chief Financial Officer shall provide Company from time to time as necessary with instructions or guidelines as to the preferred financial structure of such acquisitions (i.e., purchase, lease, etc.), which shall be used in implementing such acquisitions.

                  2.3 Execution; Disclosures in Third-Party Contracts.

                  Contracts relating to the Operation of River Bend, including, without limitation, any contracts for Capital Improvements or contracts for the sale, lease or acquisition of materials, inventories, supplies, spare parts, equipment, fuel, Nuclear Fuel (excluding contracts for the financing through lease or otherwise for Nuclear Fuel) or services, shall be executed by Company, as agent for EGS-LA, or by EGS-LA, upon Company's reasonable request. If a contract subject to Section 2.1 relates to both River Bend and one or more other power plants that are Operated by Company, such contracts ("Multi- Plant Contracts") shall be executed by EGS-LA at Company's request, on reasonable grounds, or by Company, on reasonable grounds, on behalf of EGS-LA, and the owners of the other applicable plants. Company further agrees that with respect to Multi-Plant Contracts, Company will not enter into such Multi-Plant Contracts without the prior written consent of EGS-LA unless such contract contains a provision for several but not solidary liability of the owners of the plants under such Multi-Plant Contracts in proportion to the costs allocated to the various power plants under such contracts. In order to induce third parties to contract with Company with regard to the performance of Company's obligations under this Operating Agreement, EGS-LA, hereby expressly agrees to be bound by the terms of all contracts executed by Company in accordance with its agency authority as described herein (including, without limitation, any provisions that limit or protect against a third party's liability, provisions granting indemnity to third parties and limitations or exclusions of warranties) to the same extent as if EGS-LA were an original signatory to such contract. In addition, if EGS-LA's signature is deemed by Company to be necessary to induce a third party to contract with Company, EGS-LA agrees to not unreasonably refuse to execute such third-party agreements, as Company may request from time to time. It is further agreed that the Chief Financial Officer of EGS-LA shall notify Company in writing of the contracts or types of contracts related to River Bend that are to be executed by Company, in its capacity as EGS-LA's agent, that EGS-LA desires to review in order for EGS-LA to monitor and evaluate the potential impact on EGS-LA of such contracts and to advise Company of such impact so that Company shall take all steps to protect EGS-LA's interest. Accordingly, Company agrees to provide EGS-LA copies of such contracts within a reasonable time prior to Company's proposed execution thereof.

                  2.4 Enforcement of Rights.

                  A. EGS-LA hereby recognizes that, except with respect to facts and circumstances existing, or litigation instituted by or against EGS-LA, prior to the Effective Date, Company has complete and exclusive authority with respect to the handling of the defense, prosecution and/or settlement of disputes with third parties relating in any way to River Bend, provided that Company shall obtain EGS-LA's written consent and direction prior to instituting or settling any lawsuit, claim, proceeding or action relating to River Bend which is of a type categorized as material by EGS-LA.

                  B. With respect to litigation relating in any way to River Bend that arises out of facts or circumstances existing prior to the Effective Date, EGS-LA shall, after consultation with Company, decide upon the appropriate manner of defending, prosecuting or settling such litigation.

                  C. Subject to Article VI, it is further agreed that to the extent Company incurs any liability to a third party in performing its duties under this Operating Agreement, amounts paid by Company because of such liability and Company's expenses in defending claims by third parties or prosecuting claims against third parties shall be considered Costs of Operation.

                  2.5 Company's Responsibilities at Other Plants.

Company's duties and responsibilities under this Operating Agreement shall not be construed to interfere with Company's authority and responsibility to operate any other plants for which it has operating responsibility; provided, however, that Company hereby agrees that it will not knowingly take any action or fail to take any action in connection with River Bend that is inconsistent with Good Utility Practice and puts EGS-LA at a disadvantage to Company or to the owners of such other plants.

ARTICLE III.

ESG-LA'S RESPONSIBILITY AND OBLIGATIONS

                  3.1 Payment. In consideration of the services rendered by Company hereunder, and subject to the provisions of this Operating Agreement, EGS-LA hereby agrees to pay the Costs of Operation and Costs of Capital Improvements incurred by Company pursuant to Article V hereof.

                  3.2 Site Access and Control. In order for Company to Operate River Bend in accordance with the Operating License and other applicable regulatory requirements EGS-LA grants Company possession and use of the property constituting River Bend and agrees to provide Company, its agents, employees and contractors unrestricted access to the property constituting River Bend, including, without limitation, the real property and the switchyard, facilities, equipment and personal property located on the River Bend site. As required by the Operating License and applicable statutes, arid NRC regulations, EGS-LA further agrees that Company shall have authority to exercise complete control over the Exclusion Area as defined in the Updated Safety Analysis Report for River Bend and to determine all activities within the area.

                  3.3 Support Services from EGS-LA. EGS-LA agrees that it will cooperate with Company in a manner so that Company may exercise it authority and fulfill its responsibilities pursuant to this Operating Agreement. In this connection, EGS-LA further agrees to provide (1) River Bend switchyard, switching station, and transmission line services and other support in accordance with a separate agreement to be executed by the parties contemporaneously with the execution of this Operating Agreement, an executed copy of which is attached hereto as Exhibit A, as such exhibit may be hereafter supplemented or amended, (2) support for the River Bend Emergency Plan and emergency training and drills in accordance with a separate agreement to be executed by the parties contemporaneously with the execution of this Operating Agreement, an executed copy of which is attached hereto as Exhibit B, as such exhibit may be hereafter supplemented or amended. EGS-LA agrees to provide, subject to their reasonable capability and availability, additional services or assistance required by Company and agreed to by EGS-LA in writing in connection with the Operation of River Bend, including, without limitation, the following:

(1) communications access and support, (2) transportation support, (3) payroll and personnel assistance, and (4) other services as may be required in order to allow Company to conduct safe, economic and efficient operations at River Bend.

                  3.4 No Changes to Facilities, Procedures or Practices. So that Company will be capable of Operating River Bend in accordance with the Operating License and other applicable regulatory requirements, EGS-LA agrees that it will not make any changes to facilities, procedures or practices that affect compliance with NRC regulations or commitments, including, but not limited to, physical changes to the electrical transmission or distribution facilities that directly provide an off-site power supply to River Bend without prior consultation with and written consent from Company, which consent Company shall not unreasonably withhold.

                  3.5 Off-Site Power Supply. EGS-LA agrees that it shall provide River Bend with an assured source of of-site power in accordance with procedures to be agreed upon, from time to time, by the parties.

ARTICLE IV

OWNERSHIP OF CAPACITY AND ENERGY

                  4.1 Ownership of Capacity and Energy. EGS-LA at all times during the term of this Operating Agreement, shall be and remains the owner of, and shall be entitled to all of, the capacity and energy from River Bend.

                  4.2 Determination of Output. Net positive output of River Bend shall be the gross generation of River Bend, less station service requirements, and less adjustments for losses experienced. In the event the output is negative (i.e., station service and losses exceed the gross generation), EGS-LA shall be responsible for providing necessary power at River Bend during such period in accordance with Good Utility Practice and Section 3.5 herein.

ARTICLE V.

PAYMENT; AUDIT AND INSPECTION RIGHTS

                  5.1 Payment Obligation. On or before November 1 (or such other dates as may be agreed to by the parties) of each year during the term of this Operating Agreement,

(1) Company will submit for EGS-LA's review and approval the total annual capital budget for River Bend, the annual operating and capital programs (as used herein the term "annual operating and capital programs" shall include details of the budgeted costs' for those programs) for River Bend, and the components of Company's five-year business plan that relate to River Bend, and (2) Company and EGS-LA will agree in writing upon maximum amounts to be paid, within parameters of the then-current Company five-year business plan, by EGS-LA for the following budget year pursuant to this Operating Agreement with respect to

(1) Costs of Capital Improvements and (ii) Costs of Operation. EGS-LA and Company recognize that mutually agreeable adjustments may be made to such maximum amounts to be paid and/or to the previously approved capital budget, operating and capital programs or the components of Company's five-year business plan relating to River Bend, from time to time during any budget year, to reflect the impact of Force Majeure, unforeseen circumstances, financial constraints or other events. Without limiting EGS-LA's obligations under Article VI, EGS-LA agrees to pay any and all Costs of Operation and Costs of Capital Improvements within such maximum amounts to be paid and consistent with the previously approved capital budget and operating and capital programs, but EGS-LA shall not be obligated to pay Costs of Operation and Costs of Capital Improvements in excess of the applicable maximum expenditure limitations or which differ materially from the types of expenditures reflected in the capital budget and operating programs previously approved by EGS-LA except for any such excess or different Costs of Operation and Costs of Capital Improvements that EGS-LA agrees to pay. It is further agreed that Company will keep EGS-LA timely informed and obtain EGS-LA's approval regarding projects which are reasonably anticipated to cause a material change to the components of the then-current Company five-year business plan that relate to River Bend as previously approved by EGS-LA.

                  5.2 Payment and Billing. Subject to Section 5.1 above and in accordance with procedures to be agreed upon in writing by the parties, Company hereby agrees to furnish EGS-LA, at such times as may be required by EGS-LA estimates of the Costs of Operation and Costs of Capital Improvements expected to be owed for the next succeeding period. EGS-LA shall promptly deposit in the bank account(s) to be established pursuant to Section 5.3 such funds as shall be adequate to pay Company and third parties on a timely basis with respect to Costs of Capital Improvements and Costs of Operation. In addition, EGS-LA will pay for costs incurred under any contracts relating to River Bend with respect to which Company, as agent, has approved and has directed the third party to provide direct billing to EGS-LA. Payments of the Costs of Capital Improvements and Costs of Operation specified herein shall be made notwithstanding the availability or lack of availability of River Bend to produce power. No payment made pursuant to this Operating Agreement shall constitute a waiver of any right of EGS-LA to question or contest the correctness of Costs of Capital Improvements and Costs of Operation charged hereunder.

                  5.3 Bank Accounts. The parties agree that one or more special bank accounts may be established and maintained in one or more banks of EGS-LA's choice, in a manner that will indicate the custodial nature of the accounts, for the deposit by EGS-LA and disbursement by Company or EGS-LA of Costs of Capital Improvements and Costs of Operation.

                  5.4 Audit and Adjustments. Company shall maintain books and records to support the Costs of Capital Improvements and Costs of Operation for such period of time as EGS-LA shall direct. From time to time, EGS-LA and Company shall permit, at EGS-LA's option and expense as appropriate, in accordance with any applicable Entergy Corporation System established auditing policies (excluding any such policy that would limit or preclude the right of EGS-LA to conduct such audits), conduct or cause to be conducted by others, including authorities having jurisdiction, audits of the books and records of Company. Such audits shall be conducted at reasonable mutually agreed upon times, with agreement not being unreasonably withheld. Further, Company shall make available to EGS-LA a copy of any audit reports prepared by or at the request of Company concerning its books and records relating to the Operation of River Bend, and the cost of preparing such audit reports shall be a Cost of Operation payable pursuant to this Article V. Company shall credit EGS-LA, with recoveries, whenever received, from third parties and shall charge or credit EGS-LA with any underpayments or overpayments of Costs of Capital Improvements and Costs of Operation, as the case may be. Force Majeure shall not excuse failure by Company to credit EGS-LA with third party recoveries or overpayments of Costs of Capital Improvements and Costs of Operation owing to EGS-LA at any time.

ARTICLE VI.

LIMITATION OF LIABILITY

                  Release and Limitation of Liability. To the fullest extent permitted by applicable law, EGS-LA shall not be entitled to recover from, and EGS-LA hereby expressly releases, Company, its agents, officers, directors, shareholders or employees (except to the extent EGS-LA shall be entitled to share in insurance recoveries obtained by Company hereunder) from or for any damages, claims, causes of action, losses and/or expenses of whatever kind or nature, including, but not limited to, attorneys' fees, that are in any way, directly or indirectly, connected with Company's Operation of River Bend or for any damage thereto, whether arising in tort, fraud, contract, strict liability, negligence or any other theory of legal liability or as a result of fines or other penalties imposed by the NRC or other governmental authority, unless such damages, claims, causes of action, losses and/or expenses shall have resulted from the Gross Negligence and/or Willful Misconduct of Company. In no event shall Company or its agents, officers, directors, shareholders or employees be liable to EGS-LA for any loss or damage suffered by EGS-LA in connection with Company's performance under this Operating Agreement in an amount greater than EGS-LA's uninsured loss. The duty of Company to perform its obligations under this Operating Agreement in accordance with Good Utility Practice shall be construed or modified to the extent necessary to give full effect to the provisions of this Article VI.

ARTICLE VII.

INSURANCE

                  7.1 With respect to River Bend, Company, acting as EGS-LA's agent and subject to the direction of EGS-LA, shall provide and maintain or cause to be provided and maintained, in the name of and on behalf of EGS-LA, Company, and their respective mortgagees, if required, as their respective interests may appear, protection through insurance or otherwise covering Company's and EGS-LA's obligations to pay damages because of personal injury, death or property damage, including, without limitation, obligations under applicable workers' compensation laws, and protection through insurance or otherwise covering nuclear property and nuclear liability and other insurance and financial protection in accordance with customary industry practice and as necessary to comply with all applicable laws and regulations and applicable mortgages and credit arrangements of EGS-LA. All insurance policies obtained pursuant to this Operating Agreement shall be issued, as EGS-LA deems appropriate, with EGS-LA, the Company and their respective mortgagees, if required, named as insureds, as their interests may appear, as appropriate to the particular coverage, and, if obtainable and economically feasible, workers compensation and all bodily injury (including death) and property damage liability coverages shall be issued by the same insurance carrier(s). EGS-LA, after consultation with Company, shall determine the coverage limits and deductibles for any insurance policies obtained pursuant to this Agreement. Additionally, all insurance coverages applicable to those obligations surviving termination of this Agreement pursuant to Section 8.3 below, shall also survive said termination to the extent that such obligations so survive and to the extent that such coverages are reasonably available.

                  7.2 Acting as agent for and subject to the direction of EGS-LA, Company will establish necessary procedures, cooperate with the insurers and otherwise comply with requirements of the insurers to maintain coverages in effect and to obtain payment of claims recoverable under such insurance applicable to River Bend.

ARTICLE VIII.

TERM AND TERMINATION

                  8.1 Term. This Agreement shall become effective January 1, 2008 or upon receipt of all necessary regulatory approvals of this Operating Agreement, whichever is later, and, unless sooner terminated as provided hereinafter, it shall remain in effect, subject to Section 8.2 below, until River Bend shall have been retired and decommissioned in accordance with all applicable regulatory and governmental requirements and the parties hereto agree in writing, with agreement not to be unreasonably withheld, that all responsibilities hereunder have been fulfilled.

                  8.2 Termination. This Operating Agreement may be terminated prior to the expiration of the term as set forth in Section 8.1 above, subject to receipt of any and all necessary regulatory approvals, upon (1) agreement of the parties hereto or (2) either party giving the other party at least three hundred sixty-five (365) days' prior written notice of the intention to effect such termination. In addition, this Operating Agreement shall be cancelled to the extent and from the time that performance hereunder may conflict with any rule, regulation or order of the Securities and Exchange Commission or FERC adopted before or after the execution hereof. Company agrees that any and all licenses, permits, records, books, privileges or rights acquired by Company relating td Operation of River Bend shall be assigned or otherwise transferred to EGS-LA upon termination of this Operating Agreement.

                  8.3 Survival. The indemnification, release, and limitation of liability provisions contained in Article VI shall survive termination to the extent they pertain to events giving rise to such indemnification, release and liability that occurred during the term of this Operating Agreement. Further, it is agreed that in no event shall this Operating Agreement terminate unless all payments required to have been made by EGS-LA to Company or by Company to EGS-LA, as the case may be, shall have been made and all necessary regulatory approval for transfer of responsibility for River Bend shall have been obtained.

ARTICLE IX.

INFORMATION PROVIDED TO EGS-LA

                  9.1 Reports to EGS-LA. When required by EGS-LA, Company shall provide data and/or report to EGS-LA to support Costs of Capital Improvements and Costs of Operation payable by EGS-LA so as to allow EGS-LA to comply with any applicable laws and any rules and regulations promulgated by regulatory authorities. Company shall also comply with any other reasonable reporting requirements.

                  9.2 Site Access. EGS-LA or its designees shall have access to River Bend, subject to Company's obligation to limit such access pursuant to the Operating License, or the applicable rules and regulations of the NRC or other regulatory authorities.

ARTICLE X.

TRANSFERS OF PERSONNEL

                  10.1 Transfer. Subject to the terms of the Merger Agreement, EGS-LA employees who are selected by EGS-LA and Company as being necessary or appropriate for the Operation of River Bend will be transferred to the complete and direct control of Company as of the Effective Date of this Operating Agreement and shall remain under such control for the term of this Operating Agreement, unless any of their respective employments is terminated for any reason (it being understood that, except as expressly provided herein, this Operating Agreement affords no rights to, or for the benefit of, any such employees, including without limitation, the right to employment for any particular term). Those employees transferred to Company shall perform services designated by Company in accordance with Company rules, regulations, and safety or health procedures, but EGS-LA shall remain ultimately responsible to reimburse Company for any and all compensation and benefits provided to such employees by Company. Transfers will be carried out in accordance with the then-current Entergy System policy.

                  10.2 [This Section Intentionally Left Blank]

ARTICLE XI.

MISCELLANEOUS

                  11.1 Confidentiality. Either party may, from time to time, come into possession of information of the other party that is confidential or proprietary (including, without limitation, Safeguards Information as defined in 10 C.F.R. Part 73). Each party having any such information which the other party has advised it is confidential or proprietary will not reproduce, copy, or disclose (except upon prompt and prior notification to the other party of the event precipitating such disclosure and upon agreement of the parties that such disclosure is required by law) any such information in whole or in part for any purpose without the prior written consent of the other party. Safeguards Information relative to River Bend shall be controlled and protected in accordance with 10 C.F.R. 73.21.

                  11.2 Restricted Data. Company and EGS-LA agree that, unless otherwise required by law, they will not permit any person to have access to Restricted Data, as defined in 42 U.S.C. Section 2014(y), until the federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.

                  11.3 Assignment and Successors. This Operating Agreement shall not be assignable by a party hereto without the prior written consent of the other party and without first obtaining all necessary regulatory approval, and any attempted assignment without such consent and approval shall be void. Subject to the preceding sentence, this Operating Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

                  11.4 Governing Law. The validity, interpretation and performance of this Operating Agreement and each of its provisions shall be governed by the laws of the State of Louisiana.

                  11.5 No Delay in Payments. No disagreement or dispute of any kind between the parties concerning any matter, including, without limitation, the amount of any payment due from EGS-LA to Company or from Company to EGS-LA, as the case may be, or the correctness of any charge made to EGS-LA or Company, or any reason, excuse or circumstance, including Force Majeure, shall permit either party to delay or withhold payment due and owing under this Operating Agreement, except that EGS-LA shall have the right to make any payments required of it under protest and to reserve its rights to conduct audits in accordance with Section 54.

                  11.6 Notices. Any notice, request, consent or other communication permitted or required by this Operating Agreement shall be in writing and shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:

If to Company:

Entergy Operations, Inc.
Echelon One
1340 Echelon Parkway
Jackson, Mississippi 39213
Attention: President

If to EGS-LA:

Entergy Gulf States Louisiana, L.L.C.
466 North Blvd
Baton Rouge, LA 70808
L-NORT-4A
Attention: President

                  11.7 Amendments. This Operating Agreement may be amended only by a written instrument duly executed and delivered by the parties hereto and with any and all necessary regulatory approvals' previously obtained.

                  11.8 Relationship. Nothing herein shall be construed to create a partnership or joint venture among or between Company, and EGS-LA, or to impose a trust, fiduciary or partnership duty, obligation or liability upon Company or EGS-LA, or to create any agency relationship except as expressly granted herein.

                  11.9 Counterparts. This Operating Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.10 Force Majeure. Company shall not be in default in performance of its obligations or duties hereunder (other than any obligation to credit EGS-LA, with its recoveries or overpayments of Costs of Operation owing at any time) if such failure of performance is due to Force Majeure. EGS-LA shall not be in default in performance of any duties or obligations hereunder (other than any obligation to pay monies to or at the direction of Company as provided in this Operating Agreement) if such failure of performance is due to Force Majeure.

                  11.11 Good Utility Practice. The parties hereto shall discharge any and all obligations under this Operating Agreement in accordance with Good Utility Practice.

                  11.13 Entire Agreement. This Operating Agreement, including Exhibits A and B, shall constitute the entire understanding and agreement between the parties superseding any and all previous understandings and agreements between the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties have executed this Operating Agreement by their duly authorized representatives.

ENTERGY OPERATIONS, INC.                                                                                     ENTERGY GULF STATES
LOUISIANA, L.L.C.

BY:/s/ Michael R. Kansler                                                                                                 BY:/s/ E. Renae Conley
NAME: Michael R. Kansler                                                                                               NAME: E. Renae Conley
TITLE: Chief Executive Officer                                                                                         TITLE: President and Chief
                                                                                                                                             Executive Officer
DATE: 12-17-07                                                                                                                 DATE: December 31, 2007

SWITCHYARD AND TRANSMISSION INTERFACE AGREEMENT

                  This Agreement is executed by and between Entergy Gulf States Louisiana, L.L.C. ("Owner") and Entergy Operations, Inc. ("Company"), as of January 1, 2008.

                  WHEREAS, this Agreement is being executed pursuant to Paragraph 3.3 of the Operating Agreement between Company and Owner dated January 1, 2008 (the "Operating Agreement") relating to operation by Company of the River Bend Station ("River Bend"); and it replaces the "Switchyard and Transmission Interface Agreement" previously executed between the Company and Owner's predecessor on December 31, 1993, which Agreement was attached as Exhibit A to the Operating Agreement; and,

                  WHEREAS, the parties desire to set forth in this Agreement their respective commitments and responsibilities regarding Owner's Switchyard and related transmission facilities at RBS. The "Switchyard" at RBS is defined as the fenced area containing the high voltage breakers controlled by Company that connects the generator to the transmission system.

                  NOW, THEREFORE, Owner and Company undertake and agree as follows:

                  A.     EXCLUSION AREA CONTROL, SWITCHYARD ACCESS AND SECURITY

  To comply with the RBS Emergency Plan and other applicable requirements and to carry out its responsibilities under the Operating Agreement, Owner agrees to provide Company unrestricted access to the Switchyard and related facilities.

  As necessary to comply with federal regulations, Company shall have authority to exercise complete control over property and easements in the Switchyard and the Exclusion Area, as defined in the Updated Final Safety Analysis Report ("UFSAR"), and to determine all activities within that area, including exclusion from the Switchyard and the Exclusion Area of Owner's personnel, contractors, visitors, guests and other persons. To the extent practicable, Company will exercise this control in such a fashion that normal use and access to the plant and the Switchyard will not be unnecessarily restricted.

  For the purpose of providing industrial security, Company shall have authority to exercise complete control over the Switchyard and related facilities. This authority includes the authority to conduct interactions with law enforcement agencies which are deemed necessary by Company and the authority to file associated civil or criminal complaints against third parties as deemed necessary by Company. The parties will cooperate in good faith as jointly determined appropriate to support prosecution of any such complaints.

  The parties shall maintain Switchyard perimeter fence gates in a locked condition except when attended or to allow ingress or egress.

  Company will make a regular routine industrial security patrol of the Switchyard.

  Company will notify Owner, in a reasonable time period, of problems requiring maintenance, repair or replacement of the Switchyard perimeter fence, gates, locks, lights or other security related devices or equipment or of other conditions which may affect security.

  Owner will provide such maintenance, or effect repair or replacement, or correct the condition, in a reasonable time period.

  Company will provide appropriate industrial security measures for the Switchyard, including potential situations caused by needed maintenance, repair or replacement of security devices or equipment.

  Company will provide an appropriate security response to an increased threat situation including potential situations caused by needed maintenance, repair, or replacement of security devices or equipment.

  Key control for the Switchyard gates will be maintained in accordance with procedures as mutually agreed upon by both Company and Owner.

  Authorized personnel entering the Switchyard for the performing duties or activities which could directly effect the off-site power supply to RBS, including routine maintenance of Switchyard equipment, will advise the on-duty Company Operations Shift Supervisor of the need for entry, the purpose of entry, and anticipated duration of stay.

                  B.     OPERATIONS

  Company will make regular rounds of the Switchyard and carry out the following activities:
  make observations of equipment and facilities,

  obtain readings of appropriate equipment parameters,

  provide Owner with appropriate reports as to findings during these activities.

  conduct other routine activities at the request of Owner
  The parties will operate equipment located in the Switchyard as follows:
  Company will be the exclusive operator of the main generator output breakers and the preferred offsite power supply breakers, except for maintenance activities as designated in B.3. Company will coordinate operating these breakers with Owner, except in emergency situations.

  Owner will normally operate, or provide for the operation of, Switchyard breakers and associated equipment other than the main generator output breakers and preferred offsite power supply breakers remotely or locally. Authorized Company personnel may operate any such breakers or other equipment locally in the Switchyard at Owner's request.

  Owner will normally inform Company in advance of the planned operation of Switchyard breakers and disconnects to remove equipment from service.

  Company will provide other operating support for the Switchyard at the request of Owner.
  Owner will operate Switchyard equipment as necessary for maintenance to be performed in accordance with Section C.

C.     MAINTENANCE

  Company will have maintenance responsibility (including necessary repair or replacement) for the RBS normal and preferred support transformers, main output transformers, and any other equipment to the point of the defined power transmission interface (see Section F).

  Owner will maintain (including necessary repair or replacement) all other equipment located in the Switchyard.

  Owner will maintain the Switchyard as "high critically equipment" as listed in applicable Owner standards.

  The party with maintenance responsibility will determine if the equipment being maintained should be reworked, repaired, or replaced.

D.     COORDINATION

  Company will coordinate planned plant outages and planned load reductions with Owner. Company will inform the Entergy system dispatchers of such activities.

  Owner will coordinate all activities directly affecting power supply to RBS. As a minimum, the Entergy system dispatcher or maintenance crew will inform the Company Operations shift supervisor while planning these activities. Activities which cannot be planned in advance as well as the detailed conduct of planned activities will be coordinated with the Company Operations Shift Supervisor. These activities include, but are not limited to:
  Removing from service of any transmission line terminating in the Switchyard

  Breaker switching which can affect power supply to River Bend [e.g., switching of lines identified in Item (a) above]

  Maintenance activities which can affect power supply to RBS

E.     REVIEW AND APPROVAL

  Owner will obtain Company review and approval of procedure changes, design changes, tests or changes in the conduct of other activities that might affect the Switchyard and associated transmission lines and equipment prior to implementing such changes or commencing such tests.

  Company will review these proposed changes and tests in accordance with applicable site procedures. Company will obtain prior NRC approval, if required.

F.     PROCEDURES

  Owner agrees to provide RBS with an assured source of off-site power in accordance with procedures to be agreed upon, from time to time, by the parties. Owner recognizes that it must respond to the critical need to provide power to RBS in an emergency and will ensure that procedures are promulgated to make its operating and maintenance personnel aware of such need. In this regard, Company and Owner will develop and implement, as necessary, appropriate procedures that:
  Define the power transmission interface between Owner and RBS

  Delineate the responsibilities for the operation, maintenance, testing and security of equipment which comprises that interface (as specified in this Agreement

  Define Owners' responsibilities pursuant to federal regulations for providing power to RBS

G.     TRAINING

  Company will provide training to Entergy's system dispatcher personnel to explain:
  The critical need for power at RBS during emergencies

  The legal requirements associated with RBS power supply and associated procedures.

  This training will be conducted periodically on a schedule jointly agreed upon by Owner, Company, and any other necessary Entergy personnel.
  Owner or its designated representative will make Entergy system dispatcher personnel available to receive training on a schedule jointly agreed upon by Owner and Company.

H.     COMPENSATION

  It is understood and agreed that the party with maintenance responsibility will determine if the equipment being maintained should be reworked, repaired, or replaced. The costs of modifications that are implemented due to NRC regulatory requirements shall be considered costs of operation of RBS.
  Any increase in maintenance frequencies or activity scope requested by Company that exceeds Owner's standards will be performed by Owner but will be considered costs of operation of RBS. Such activities may include, but are not limited to, those required by RBS's corrective action program, 10 CFR 50.65 Maintenance Rule recovery plans, and any special Nuclear Insurer requirements.
  Owner will provide, when requested by Company, plant-specific steady state and transient analyses for offsite power voltage concerns. Costs of these analyses shall be considered costs of operation of RBS.

I.     GENERAL

This Agreement is intended to supplement the Operating Agreement for RBS between Owner and Company. An authorized officer of each party must execute modifications or amendments to this Agreement. Prior to execution of any such modification or amendment to this Agreement, Company will review the proposed change to assure that it is in compliance with its licensing commitments and regulatory requirements applicable to RBS. If regulatory approval is needed, Company will obtain that approval prior to execution of the modification or amendment. This Agreement and the Operating Agreement are intended to be complementary, and in the event of any inconsistencies between the two documents, the Operating Agreement shall govern.

J.     GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana.

IN WITNESS WHEREOF, the parties have executed this Agreement.

ENTERGY OPERATIONS, INC.                                                                ENTERGY GULF STATES
                                                                                                                       LOUISIANA, L.L.C.

                    BY:  __________________________                                                    BY:  ______________________________
                    NAME: Michael R. Kansler                                                                         NAME: E. Renae Conley
                    TITLE: Chief Executive                                                                                TITLE: President and Chief
                                                                                                                                           Executive Officer
                    DATE: ________________________                                                    DATE: ___________________________

SUPPORT AGREEMENT

This Agreement is made and entered into between Entergy Operations, Inc. ("Company") and Entergy Gulf States Louisiana, L.L.C. Company ("EGS-LA") effective January 1, 2008. This Agreement is being executed pursuant to the Operating Agreement, between Company and EGS-LA (the "Operating Agreement"), Article 3, Paragraph 3.3.

ARTICLE I

EMERGENCY PLANNING EQUIPMENT AND FACILITIES

1.1     ACCESS.     Paragraph 3.2 of the Operating Agreement grants Company unrestricted access to equipment and facilities located on the River Bend site, including, without limitation, equipment and facilities relied on to execute the River Bend Emergency Plan. In addition, in order for Company to operate River Bend in accordance with the Operating License and other applicable regulatory requirements, EGS-LA agrees to provide Company, its agents, employees and contractors unrestricted access upon request, to specific additional equipment and facilities located off the River Bend site including, without limitation, access for emergency training exercises, emergency drills and, on a first priority basis for an actual emergency.

1.2     INVENTORY.     An inventory of the specific off-site equipment and facilities for which Company will be provided the access specified in Paragraph 1.1 above, shall be maintained by the Division Manager in the Baton Rouge Division and may be revised as necessary to reflect changes in the need of the River Bend Emergency Plan or changes in the availability of the equipment and facilities. Such revisions shall only be made with the written concurrence of designated EGS-LA and Company representatives.

ARTICLE II

EGS-LA PERSONNEL SUPPORTING THE
RIVER BEND EMERGENCY PLAN

2.1     PERSONNEL SUPPORT. EGS-LA will provide personnel to support the River Bend Emergency Plan, including, without limitation, appropriate personnel to staff the Joint Information Center and the Alternate EOF. These personnel shall be provided by EGS-LA upon request by Company to support emergency training exercises and emergency drills and on a first priority basis for an actual emergency.

2.2     PERSONNEL ROSTER. A roster of the specific EGS-LA personnel that will provide the support described in Paragraph 2.1 above, shall be maintained by the River Bend Emergency Plan Organization, and may be revised as necessary to reflect changes in the need of the River Bend Emergency Plan or changes in the availability of personnel. Such revisions shall only be made with the written concurrence of designated EGS-LA and Company representatives.

ARTICLE III

GENERAL SUPPORT

                        In accordance with Section 3.3 of the Operating Agreement, EGS-LA agrees to provide personnel, supplies and services, subject to their reasonable availability, as required by Company in order to allow Company to conduct safe, economic and efficient operations at River Bend and to otherwise carry out its responsibilities under the Operating Agreement. Such services and assistance will be provided as requested by Company and agreed to in writing by EGS-LA and will include, without limitation, services relating to engineering, communications, transportation, accounting, payroll and personnel assistance, environmental, and land management of the site and surrounding property.

ARTICLE IV

TERMS AND CONDITIONS

4.1     COMPENSATON.     Costs incurred by Company pursuant to this Agreement shall be considered Costs of Operation as defined in the Operating Agreement, and services performed by EGS-LA hereunder shall be without cost or charge to Company.

4.2     GENERAL.     This agreement is intended to supplement the Operating Agreement. Modifications or amendments to this Agreement must be executed by an authorized officer of each party. Prior to execution of any such modification or amendment to this Agreement, Company will review the proposed change to assure that it is in compliance with its licensing commitments and regulatory requirements applicable to River Bend. If regulatory approval is needed, Company will obtain that approval prior to execution of the modification or amendment. This Agreement and the Operating Agreement are intended to be complementary, and in the event of any inconsistencies between the two documents, the Operating Agreement shall govern.

4.3     GOVERNING LAW.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana.

ENTERGY OPERATIONS, INC.                                                                ENTERGY GULF STATES
                                                                                                                       LOUISIANA, L.L.C.

                    BY:  __________________________                                                    BY:  ______________________________
                    NAME: Michael R. Kansler                                                                         NAME: E. Renae Conley
                    TITLE: Chief Executive                                                                                TITLE: President and Chief
                                                                                                                                           Executive Officer
                    DATE: ________________________                                                    DATE: ___________________________

EOI
ALLOCATION FORMULAE FOR
GROUPS OF CLIENT COMPANIES

Note: Each allocation formula will be based on data relevant to participating Client Companies to whom the services are provided.

BWRS-BOILING WATER REACTOR SITES

Based on the number of boiling water reactor sites at period end.

Used primarily for the allocation of costs associated with the maintenance of boiling water reactor systems.

EMP-EOI SITE EMPLOYEES

Based on the number of full-time employees at each site at period end.

Used primarily for the allocation of costs associated with the support of employee-based services, including human resources services and programs.

PWRS-PRESSURE WATER REACTOR SITES

Based on the number of pressure water reactor sites at period end.

Used primarily for the allocation of costs associated with the maintenance of reactor coolant system attachments (e.g. control rod drive nozzles, pressurizer nozzles, and large bore nozzle safe ends) when these costs are driven by the number of reactor sites.

PWRU-PRESSURE WATER REACTOR UNITS

Based on the number of pressure water reactor units at period end.

Used for the allocation of costs associated with the maintenance of reactor coolant system attachments (e.g. control rod drive nozzles, pressurizer nozzles, and large bore nozzle safe ends) when these costs are driven by the number of reactor units.

SPLIT METHODS

Various methods based on the following period end:

  Number of Plant Sites
  Number of Generating Sites, excluding River Bend
  Number of Generating Sites, including SERI
  Number of Generating Sites, excluding SERI
  Number of Plant Units
  Number of Plant Units, excluding River Bend

Used for the allocation of nuclear management, operation, and maintenance services associated with specific groups of nuclear sites and units.